EXHIBIT 99.2

SIGMATEL INITIATES COMMON STOCK REPURCHASE PROGRAM

AUSTIN, Texas (January 31, 2006) – SigmaTel, Inc. (NASDAQ: SGTL), a leader in mixed-signal multimedia semiconductors, today announced that its Board of Directors has authorized a program to repurchase up to $30 million of SigmaTel common shares. The stock repurchase program will be initiated this week and the timing of repurchases and the exact number of shares of common stock to be purchased will depend upon prevailing market conditions and other factors. Repurchases under this program will occur in the open market at prevailing market prices and may occur, at management’s discretion, at any time consistent with applicable laws and self-imposed trading blackout periods. SigmaTel’s Board of Directors also authorized the company to adopt and implement a plan meeting the conditions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to allow SigmaTel to repurchase shares at times when it might otherwise be prevented from doing so under relevant laws or under self-imposed trading blackout periods.

For more information, please contact SigmaTel Investor Relations at 512-381-3931 or by email at investor.relations@sigmatel.com.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 8, 2005, the Form 10-Q that was filed on November 10, 2005, and the Form 10-K that SigmaTel plans to file during February 2006.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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